Exhibit 10.93

CATALYST SEMICONDUCTOR, INC.

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into by and between Sorin Georgescu (“Employee”) and Catalyst Semiconductor, Inc., a Delaware Corporation (the “Company”), effective as of August 23, 2005 (the “Effective Date”).

RECITALS

1.             It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control.

2.             The Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his or her employment and to motivate Employee to maximize the value of the Company for the benefit of its stockholders.

3.             The Board believes that it is imperative to provide Employee with certain benefits upon Employee’s termination of employment without cause or following a Change of Control.  These benefits will provide Employee with enhanced financial security and incentive and encouragement to remain with the Company.

4.             Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.             Term of Agreement.  This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.             At-Will Employment.  The Company and Employee acknowledge that Employee’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and Employee (an “Employment Agreement”).  If Employee’s employment terminates for any reason, Employee will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, including any payments or benefits Employee would otherwise be entitled to under his or her Employment Agreement.

3.             Termination Benefits.

(a)           Involuntary Termination other than for Cause, Death or Disability Prior to a Change of Control or after Twelve Months Following a Change of Control.  If the Company (or any parent or subsidiary of the Company employing Employee) terminates Employee’s employment with the Company (or any parent or subsidiary of the Company) without Employee’s consent and for a reason other than Cause, Employee becoming Disabled or Employee’s death, any of which occur prior to a Change of Control or after twelve (12) months following a Change of Control (any such termination, an “Involuntary Termination”) and Employee signs, delivers and does not revoke a separation agreement and release of claims in a form satisfactory to the Company, then following such termination of employment, or, if later, the effective date of the separation agreement and release of claims, Employee will receive the following payments and other benefits from the Company:

(i)    Accrued Compensation.  Employee will be entitled to receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements.

(ii)   Consulting Arrangement.  At the Company’s option, the Company and Employee will enter into a consulting arrangement for a period of six (6) months from the date of such termination the “Consulting Period”), which arrangement will provide for (A) payment by the Company based upon a full-time monthly rate equal to 100% of Employee’s monthly base salary as of the date of such termination and (B) such other terms of service as shall be negotiated in good faith by the Company and Employee; provided, however, that if the Company determines not to enter into the negotiation of a consulting arrangement, or the Company and Employee cannot, following good-faith negotiation, agree upon the terms of such consulting arrangement, then promptly following such determination or the termination of such negotiations, as the case may be, Employee will be paid a lump-sum amount of cash equal to six (6) months of Employee’s base salary as of the date of such termination, less applicable withholding; provided further, however, that if during the Consulting Period Employee engages in Competition or breaches the covenants in Section 6 or in the separation agreement and release of claims, all payments pursuant to this subsection will immediately cease.

(iii)  Continued Employee Benefits.  Employee will receive continuing Company-paid coverage for a period of six (6) months following such termination for Employee and Employee’s eligible dependents under the Company’s Benefit Plans; provided, however, that if during such period Employee engages in Competition or breaches the covenants in Section 6 or in the separation agreement and release of claims, all Company-paid coverage pursuant to this subsection will immediately cease.

(iv)  Options.  With respect to all of Employee’s options (the “Options”) to purchase Company common stock outstanding on the date of such termination (whether granted on, before or after the date of this Agreement), Employee will have the period following such termination of employment to exercise such Options that is specified in the stock plans, if any, under which the Options were granted and in any applicable agreements between the Company and

Employee; provided, however, to the extent that, pursuant to the provisions of such stock plans and applicable agreements, such Options continue to vest during the period, if any, that Employee provides consulting services to the Company pursuant to Section 3(a)(ii) or otherwise, then Employee will have the period following the termination of such consulting services to exercise such Options that is specified in such stock plans and applicable agreements; provided further, however, that all Options will immediately terminate and Employee will have no further rights with respect to such Options in the event Employee engages in Competition or breaches the covenants in Section 6 or in the separation agreement and release of claims during such period.  In all other respects, such Options will continue to be subject to the terms and conditions of the stock plans, if any, under which they were granted and any applicable agreements between the Company and Employee.

(v)   Payments or Benefits Required by Law.  Employee will receive such other compensation or benefits from the Company as may be required by law (for example, “COBRA” coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)).

(b)           Involuntary Termination other than for Cause, Death or Disability or Termination for Good Reason within Twelve Months of a Change of Control.  If (i) within twelve (12) months following a Change of Control (A) Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (B) the Company (or any parent or subsidiary of the Company) terminates Employee’s employment for other than Cause, Employee becoming Disabled or Employee’s death (any such termination, a “Change of Control Termination”) and (ii) Employee signs, delivers and does not revoke a separation agreement and release of claims in a form satisfactory to the Company, then promptly following such termination of employment, or, if later, the effective date of the separation agreement and release of claims, Employee will receive the following payments and other benefits from the Company:

(i)    Accrued Compensation.  Employee will be entitled to receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements.

(ii)   Consulting Arrangement.  At the Company’s option, the Company and Employee will enter into a consulting arrangement for a period of nine (9) months from the date of such termination (the “Change of Control Consulting Period”), which arrangement will provide for (A) payment by the Company based upon a full-time monthly rate equal to 100% of Employee’s monthly base salary as of the date of such termination and (B) such other terms of service as shall be negotiated in good faith by the Company and Employee; provided, however, that if the Company determines not enter into the negotiation of a consulting arrangement, or if the Company and Employee cannot, following good-faith negotiation, agree upon the terms of such consulting arrangement, then promptly following such determination or the termination of such negotiations, as the case may be, Employee will be paid a lump-sum amount of cash equal to nine (9) months of Employee’s base salary as of the date of such termination, less applicable withholding; provided further, however, that if during the Change of Control Consulting Period Employee engages in Competition or breaches the covenants in Section 6 or in the separation agreement and release of claims, all payments pursuant to this subsection will immediately cease.

(iii)  Options and Restricted Stock.  100% of the unvested shares subject to all of Employee’s Options and 100% any of Employee’s shares of Company common stock subject to a Company repurchase right upon Employee’s termination of employment for any reason (the “Restricted Stock”) whether acquired by Employee on, before or after the date of this Agreement, will immediately vest upon such termination.  With respect to all of Employee’s Options outstanding on the date of such termination (whether granted on, before or after the date of this Agreement), Employee will have the period following such termination of employment to exercise such Options that is specified in the stock plans, if any, under which the Options were granted and in any applicable agreements between the Company and Employee; provided, however, that all Options will immediately terminate and Employee will have no further rights with respect to such Options in the event Employee engages in Competition or breaches the covenants in Section 6 or in the separation agreement and release of claims during such period.  In all other respects, such Options will continue to be subject to the terms and conditions of the stock plans, if any, under which they were granted and any applicable agreements between the Company and Employee.

(iv)  Continued Employee Benefits.  Employee will receive continuing Company-paid coverage for a period of nine (9) months following such termination for Employee and Employee’s eligible dependents under the Company’s Benefit Plans; provided, however, that if during such period Employee engages in Competition or breaches the covenants in Section 6 or in the separation agreement and release of claims, all Company-paid coverage pursuant to this subsection will immediately cease.

(v)   Payments or Benefits Required by Law.  Employee will receive such other compensation or benefits from the Company as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

(c)           Other Terminations.  If Employee voluntarily terminates Employee’s employment with the Company or any parent or subsidiary of the Company (other than for Good Reason within twelve (12) months of a Change of Control) or if the Company (or any parent or subsidiary of the Company employing Employee) terminates Employee employment with the Company (or any parent or subsidiary of the Company) for Cause, then Employee will (i) receive his or her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of Options or Restricted Stock) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

(d)           Termination due to Death or Disability.  If Employee’s employment with the Company (or any parent or subsidiary of the Company) is terminated due to Employee’s death or Employee’s becoming Disabled, then Employee or Employee’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the

Company except to the extent required by law (for example, “COBRA” coverage under Section 4980B of the Code).

(e)           Exclusive Remedy.  In the event of a termination of Employee’s employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled (including any contrary provisions in the Employment Agreement), whether at law, tort or contract, in equity, or under this Agreement.  Employee will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.

4.             Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Section 4(a)(i) will be either:

(a)           delivered in full, or

(b)           delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.             Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)           Benefit Plans.  “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Employee’s termination of employment provide Employee and/or Employee’s eligible dependents with medical, dental, and/or vision benefits.  Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits).  A requirement that the Company provide Employee and Employee’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Employee and Employee’s eligible dependents immediately prior to Employee’s termination of employment.  Notwithstanding any contrary provision of this Section 5(a), but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Employee’s premiums under COBRA after Employee has properly elected continuation coverage under COBRA (in which case Employee will be solely responsible for electing such coverage for Employee and Employee’s eligible dependents), or (ii) instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Employee a lump sum payment sufficient to provide Employee and Employee’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Employee and Employee’s eligible dependents.

(b)           Cause.  “Cause” means (i) a willful failure by Employee to substantially perform Employee’s duties as an employee, other than a failure resulting from the Employee’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Employee that constitutes gross misconduct and that is injurious to the Company, (iii) circumstances where Employee willfully imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Employee’s duties, (iv) a material and willful violation by Employee of a federal or state law or regulation applicable to the business of the Company that is injurious to the Company, or (v) Employee’s conviction or plea of guilty or no contest to a felony, which the Company reasonably believes has or will negatively reflect on the Company’s business or reputation.  No act or failure to act by Employee will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

(c)           Change of Control.  “Change of Control” means the occurrence of any of the following:

(i)    the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;

(ii)   any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(iii)  a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or

(iv)  a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

(d)           Competition.  “Competition” will mean Employee’s direct or indirect engagement in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or ownership interest in or participation in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company.

(e)           Disability.  “Disability” will mean that Employee has been unable to perform the principal functions of Employee’s duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months.  Whether Employee has a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

(f)            Good Reason.  “Good Reason” means (without Employee’s consent) (i) a material reduction in Employee’s title, authority, status, or responsibilities, (ii) the reduction of Employee’s aggregate base salary and target bonus opportunity as in effect immediately prior to such reduction (other than a reduction applicable to executives generally), or (iii) a relocation of Employee’s principal place of employment by more than fifty (50) miles.

6.             Non-Solicitation.  For a period beginning on the Effective Date and ending six (6) months after Employee ceases to be employed by the Company (the “Non-Solicitation Period”), Employee, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not: (i) solicit, induce or influence any person to leave employment with the Company; or (ii) directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company; provided, however, that the Non-Solicitation Period shall end six (6) months after Employee ceases to be employed by the Company in the event Employee’s employment is terminated pursuant to an Involuntary Termination; provided further, however, that the Non-Solicitation Period shall end nine (9) months after Employee ceases to be employed by the Company in the event Employee’s employment is terminated pursuant to a Change of Control Termination.

7.             Successors.

(a)           The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)           The Employee’s Successors.  The terms of this Agreement and all rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.             Notice.

(a)           General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Employee, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b)           Notice of Termination.  Any termination by the Company for Cause or by Employee for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).  The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

9.             Miscellaneous Provisions.

(a)           Code Section 409A.  This Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition under Code Section 409A and any temporary or final Treasury Regulations and guidance promulgated thereunder prior to any payment to Employee.

(b)           No Duty to Mitigate.  Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Employee may receive from any other source.

(c)           Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)           Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including (without limitation) the Employment Agreement).  No future agreements between the Company and Employee may supersede this Agreement, unless they are in writing and specifically mention this Section 9(e).

(f)            Choice of Law.  The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this Agreement.

(g)           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h)           Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i)            Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	CATALYST SEMICONDUCTOR, INC.

	By:	/s/ Gelu Voicu

	Title:	President and Chief Executive Officer

EXECUTIVE	Sorin Georgescu

	By:	/s/ Sorin Georgescu

	Title:	Vice President of Technology Development